EXHIBIT 10.3

CITIZENS FINANCIAL GROUP, INC.
2014 OMNIBUS INCENTIVE PLAN
Amendment to
Performance Stock Unit Award Agreement
Terms and Conditions
Unless defined in this amendment to the Award Agreement (this “Amendment”), capitalized terms shall have the meanings assigned to them in the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan (the “Plan”).
Section 1. Change to Treatment of Awards upon Retirement or Disability. Effective as of August 1, 2017, provided the Participant remains employed by the Company through such date and has not provided notice to terminate employment, the terms and conditions of outstanding PSUs granted to the Participant are hereby amended as follows:
Section 6(c)(ii) of the performance stock unit (“PSU”) Award Agreements shall be amended and superseded in its entirety by the following:
Retirement; Disability. If the Participant's employment is terminated by reason of Retirement or Disability, the PSUs earned by the Participant as set forth in Section 5(b) shall vest on the Vesting Date in accordance with Section 6(a) as though the Participant was still employed by the Company on the Vesting Date; provided, however, that the Participant (A) does not engage in any Detrimental Activity and (B) does not become employed by any company in the financial services industry, in each case, during the Participant’s post-employment vesting period.
Section 6(c)(iv) of the PSU Award Agreements shall be amended and superseded in its entirety by the following:
Forfeiture. If the Participant is terminated by the Company with Cause or the Participant resigns for any reason (other than a Change of Control Termination), any unvested PSUs shall be forfeited in their entirety on the Participant’s termination date without any payment to the Participant. If the Participant’s employment is terminated by the Company without Cause (other than a Change of Control Termination) prior to the first anniversary of the Performance Period Start Date, any unvested PSUs shall be forfeited in their entirety on the Participant’s termination date without any payment to the Participant. In addition, if (A) the Participant’s employment is terminated by the Company without Cause (other than a Change of Control Termination) and the Participant engages in any Detrimental Activity during the Participant’s post-employment vesting period, or (B) the Participant’s employment is terminated due to Retirement or Disability and the Participant either (I) engages in any Detrimental Activity, or (II) becomes employed by any company in the financial services industry, in either case, during the Participant’s post-employment vesting period, any unvested PSUs shall be forfeited in their entirety on the date that the Participant engages in such Detrimental Activity or becomes employed by any company in the financial services industry, as applicable, without any payment to the Participant.
Section 2. Entire Agreement. The Award Agreement, the Plan and this Amendment, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.
Section 3. Governing Law. This Amendment shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

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